CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$951,000	$110.51

Pricing supplement no. 221
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated January 21, 2015 Rule 424(b)(2)

Structured Investments

$951,000
6.00% per annum Auto Callable Yield Notes due April 26, 2016 Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of any of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically redeemed and the risk that, if the notes are not automatically redeemed, they may lose some or all of their principal at maturity.
•	The notes will pay 6.00% per annum interest over the term of the notes, assuming they are not automatically redeemed, payable at a rate of 0.50% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the performance of the Least Performing Underlying and whether the closing level or closing price, as applicable, of any Underlying is less than its Initial Value by more than the applicable Buffer Amount on any day during the Monitoring Period, as described below.
•	The notes will be automatically redeemed if the closing level or closing price, as applicable, of each Underlying on the relevant Determination Date is greater than or equal to the applicable Initial Value. If the notes are automatically redeemed, payment on the applicable Payment Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 4a-I, supersede the terms set forth in product supplement no. 4a-I.

Key Terms

Underlyings:	The Russell 2000® Index (the “Index”) and the iShares® MSCI Emerging Markets ETF and the Energy Select Sector SPDR® Fund (each, a “Fund” and collectively, the “Funds”), (each of the Index and the Funds, an “Underlying” and collectively, the “Underlyings”)
Interest Rate:	6.00% per annum over the term of the notes, assuming the notes have not been automatically redeemed, payable at a rate of 0.50% per month
Automatic Redemption:	If on any Determination Date, the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Initial Value, the notes will be automatically called for redemption on that Determination Date.
Payment if Automatically Redeemed:	If the notes are automatically called for redemption, on the relevant Payment Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Payment Date.
Buffer Amount:	With respect to the Russell 2000® Index, 524.81295, which is equal to 45.00% of its Initial Value. With respect to the iShares® MSCI Emerging Markets ETF, $18.135, which is equal to 45.00% of its Initial Value, subject to adjustments. With respect to the Energy Select Sector SPDR® Fund, $34.5825, which is equal to 45.00% of its Initial Value, subject to adjustments.
Pricing Date:	January 21, 2015
Original Issue Date (Settlement Date):	On or about January 26, 2015
Final Determination Date*:	April 21, 2016
Maturity Date*:	April 26, 2016
CUSIP:	48127D5N4
Monitoring Period:	The period from but excluding the Pricing Date to and including the Final Determination Date
Interest Payment Dates*:	Interest on the notes will be payable monthly on February 26, 2015, March 26, 2015, April 24, 2015, May 27, 2015, June 25, 2015, July 24, 2015, August 26, 2015, September 24, 2015, October 26, 2015, November 27, 2015, December 24, 2015, January 26, 2016, February 25, 2016, March 24, 2016 and the Maturity Date (each such day, an “Interest Payment Date”). See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Least Performing Underlying. If the notes are not automatically redeemed, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Final Value of any Underlying is less than its Initial Value; and

(b) a Trigger Event has occurred.

If the notes are not automatically redeemed and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

You will lose some or all of your principal at maturity if the notes are not automatically redeemed and the conditions described in (a) and (b) are both satisfied.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Initial Value by more than the applicable Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Final Value – Initial Value Initial Value
Determination Dates*:	April 21, 2015 (first Determination Date), July 21, 2015 (second Determination Date), October 21, 2015 (third Determination Date) and January 21, 2016 (last Determination Date)
Payment Dates*:	With respect to each Determination Date, the first Interest Payment Date occurring after that Determination Date
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “General Terms of Notes — Payment at Maturity,” and “General Terms of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 4a-I.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$23.50	$976.50
Total	$951,000	$22,348.50	$928,651.50
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $23.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $954.30 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

January 21, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Initial Value:	With respect to the iShares® MSCI Emerging Markets ETF, $40.30, and with respect to the Energy Select Sector SPDR® Fund, $76.85, which were the closing prices of one share of the respective Funds on the Pricing Date (the “Initial Share Price”). With respect to the Index, 1,166.251, the closing level of the Index on the Pricing Date (the “Initial Index Level”). We refer to each of the Initial Share Prices for a Fund and the Initial Index Level for the Index as an “Initial Value.”
Final Value:	With respect to a Fund, the closing price of one share of that Fund on the Observation Date (the “Final Share Price”). With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”). We refer to each of the Final Share Prices for a Fund and the Ending Index Level for the Index as a “Final Value.”
Share Adjustment Factor:	With respect to each Fund, set equal to 1.0 on the Pricing Date. The share adjustment factor is subject to adjustment upon the occurrence of certain events affecting a Fund. See “The Underlyings — Funds — Price of One Share of a Fund” on page PS-70 of the accompanying product supplement and “The Underlyings — Funds — Anti-Dilution Adjustments” on page PS-73 of the accompanying product supplement for further information.
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Return of the iShares® MSCI Emerging Markets ETF, the Underlying Return of the Energy Select Sector SPDR® Fund and the Underlying Return of the Russell 2000® Index
JPMorgan Structured Investments —	PS-1
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming they have not been automatically redeemed, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement, assuming they have not been automatically redeemed. Interest will be payable on February 26, 2015, March 26, 2015, April 24, 2015, May 27, 2015, June 25, 2015, July 24, 2015, August 26, 2015, September 24, 2015, October 26, 2015, November 27, 2015, December 24, 2015, January 26, 2016, February 25, 2016, March 24, 2016 and the Maturity Date (each such day, an “Interest Payment Date”). Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Payment Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC REDEMPTION FEATURE — If the closing level or closing price, as applicable, of each Underlying is greater than or equal to the applicable Initial Value on any Determination Date, your notes will be automatically redeemed prior to the maturity date. Under these circumstances, on the relevant Payment Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Payment Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY REDEEMED — If the notes are not automatically redeemed, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Final Value of each Underlying is not less than its Initial Value. A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Initial Value by more than the applicable Buffer Amount. However, if the notes are not automatically redeemed, a Trigger Event has occurred and the Final Value of any Underlying is less than the Initial Value of such Underlying, you could lose the entire principal amount of your notes.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be any of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund or the Russell 2000® Index.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. For additional information about the iShares® MSCI Emerging Markets ETF, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1a-I.

The Energy Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market and includes companies in the following industries: oil, gas and consumable fuels and energy and equipment services. For additional information about the Energy Select Sector SPDR® Fund, see the information set forth under “The Energy Select Sector SPDR® Fund” in Appendix A.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1a-I.

•	TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Redemption occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest), requires
JPMorgan Structured Investments —	PS-2
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

you to pay us an amount equal to $1,000 multiplied by the absolute value of the Least Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.
In determining our reporting responsibilities, we intend to treat 13.25% of each interest payment as interest on the Deposit and 86.75% of each interest payment as Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Redemption.

Non-U.S. Holders – Additional Tax Considerations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends that are paid or “deemed paid” after December 31, 2015 under certain financial instruments, if certain other conditions are met. However, in a recently published notice, the IRS and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to certain financial instruments (such as the notes) that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, generally should not apply to the notes.  As significant aspects of the application of these proposed regulations to the notes are uncertain, depending on the exact content of any final regulations, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Non-U.S. Holders should also note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences-FATCA” in the accompanying product supplement.  Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to this withholding tax. However, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition (including upon maturity) of the notes made before January 1, 2017.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments —	PS-3
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any or all of the Underlyings or any of the equity securities included in the Index or held by the Funds. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I dated November 7, 2014 and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I dated November 7, 2014.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Final Value of each Underlying is greater than or equal to its Initial Value. If the notes are not automatically redeemed, a Trigger Event has occurred and the Final Value of any Underlying is less than its Initial Value, you will lose 1% of your principal amount at maturity for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.'s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market's view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — If the notes are not automatically redeemed and a Trigger Event has not occurred or the Final Value of each Underlying is greater than or equal to its Initial Value, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of any Underlying, which may be significant. If the notes are automatically redeemed, for each $1,000 principal amount note, you will receive $1,000 on the relevant Payment Date plus any accrued and unpaid interest, regardless of the appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically redeemed, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to all of the Underlyings. Poor performance by any of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.
•	THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than its Initial Value by more than the applicable Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Least Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Value of any Underlying is less than its Initial Value, you will lose 1% of the principal amount of your investment for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is less than its Initial Value by less than the Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
JPMorgan Structured Investments —	PS-4
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — If the notes are not automatically redeemed and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Final Value of any Underlying is below its Initial Value. This will be true even if the Final Value of each of the other Underlyings is greater than or equal to its Initial Value. The Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically redeemed and a Trigger Event occurs, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.
•	THE AUTOMATIC REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically redeemed, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Payment Date.
•	REINVESTMENT RISK — If your notes are automatically redeemed, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the relevant Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically redeemed prior to the Maturity Date.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.
JPMorgan Structured Investments —	PS-5
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs, the level and prices, as applicable, of the Underlyings, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic redemption being triggered;
•	the dividend rates on the Funds and the equity securities included in the Index or held by the Funds;
•	the expected positive or negative correlation between the Underlyings, or the expected absence of any such correlation;
•	the exchange rate and volatility of the exchange rate between the U.S. dollar and each of the currencies underlying the stocks comprising the iShares® MSCI Emerging Markets ETF;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	the occurrence of certain evens to the Funds that may or may not require an adjustment to the Share Adjustment Factor.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically redeemed, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Initial Value by more than the applicable Buffer Amount on any day during the Monitoring Period or the Final Value of each Underlying is greater than or equal to its Initial Value. If the notes are not automatically redeemed and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Least Performing Underlying.
•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing level or closing price, as applicable, of that Underlying could be less than its Initial Value by more than the applicable Buffer Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
•	an investment in the notes is subject to risks associated with small capitalization stocks WITH RESPECT TO THE RUSSELL 2000® INDEX — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THE ENERGY SELECT SECTOR SPDR® FUND IS SUBJECT TO RISKS ASSOCIATED WITH THE ENERGY SECTOR — All or substantially all of the equity securities held by the Energy Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the energy sector. This means the Energy Select Sector SPDR® Fund will be more affected by the performance of the energy sector than a fund or index that was more diversified.

Market or economic factors impacting energy companies and companies that rely heavily on energy advances could have a major effect on the value of the Energy Select Sector SPDR® Fund. Energy companies in the Energy Select Sector SPDR® Fund develop and produce oil, gas and consumable fuels and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand, exploration and production spending, world events and economic conditions, swift price and supply fluctuations, energy conservation, the success of exploration projects, liabilities for environmental damage and general civil liabilities and tax and other governmental regulatory policies. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the Energy Select Sector SPDR® Fund’s performance.

The difficulties described above could cause a downturn in the energy sector generally and could cause the value of

JPMorgan Structured Investments —	PS-6
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

the securities held by the Energy Select Sector SPDR® Fund and thus the value of the Energy Select Sector SPDR® Fund to decline or remain flat during the term of the notes, which may adversely affect the value of the notes.

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS — Although the shares of the Funds are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Funds or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Funds and, consequently, the value of the notes.
•	DIFFERENCES BETWEEN EACH FUND AND ITS UNDERLYING INDEX — Each Fund does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities held by each Fund (such as mergers and spin-offs) may impact the variance between that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE ISHARES® MSCI EMERGING MARKETS ETF — Because the prices of the equity securities held by the iShares® MSCI Emerging Markets ETF are converted into U.S. dollars for purposes of calculating the net asset value of the iShares® MSCI Emerging Markets ETF, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the iShares® MSCI Emerging Markets ETF trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the iShares® MSCI Emerging Markets ETF denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the iShares® MSCI Emerging Markets ETF will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE ISHARES® MSCI EMERGING MARKETS ETF — The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	EMERGING MARKETS RISK WITH RESPECT TO THE ISHARES® MSCI EMERGING MARKETS ETF — The equity securities held by the iShares® MSCI Emerging Markets ETF have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Funds or the securities
JPMorgan Structured Investments —	PS-7
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

included in the Index or held by the Funds would have.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
JPMorgan Structured Investments —	PS-8
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity or Upon Automatic Redemption, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic redemption. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic redemption plus the interest payments received to and including the maturity date or the relevant Payment Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Least Performing Underlying is the Russell 2000® Index and that the closing prices of the iShares® MSCI Emerging Markets ETF and the Energy Select Sector SPDR® Fund on each Determination Date are greater than or equal to its respective Initial Value. We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing level or closing price, as applicable, of any Underlying will be on any Determination Date. In addition, the following table and examples assume an Initial Value for the Least Performing Underlying of 1,150 and reflects the Interest Rate of 6.00% per annum over the term of the notes (assuming they have not been automatically redeemed) and reflect the Buffer Amount of 45.00% of the Initial Value of the Least Performing Underlying. Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Level of the Least Performing Underlying	Least Performing Underlying Closing Level Appreciation / Depreciation at Relevant Determination Date	Note Total Return at Relevant Payment Date				Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Third	Fourth
2,070.000	80.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,897.500	65.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,725.000	50.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,610.000	40.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,495.000	30.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,380.000	20.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,265.000	10.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,207.500	5.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,161.500	1.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,150.000	0.00%	1.50%	3.00%	4.50%	6.00%	7.50%	7.50%
1,092.500	-5.00%	N/A	N/A	N/A	N/A	7.50%	2.50%
1,063.750	-7.50%	N/A	N/A	N/A	N/A	7.50%	0.00%
1,035.000	-10.00%	N/A	N/A	N/A	N/A	7.50%	-2.50%
920.000	-20.00%	N/A	N/A	N/A	N/A	7.50%	-12.50%
805.000	-30.00%	N/A	N/A	N/A	N/A	7.50%	-22.50%
690.000	-40.00%	N/A	N/A	N/A	N/A	7.50%	-32.50%
632.500	-45.00%	N/A	N/A	N/A	N/A	7.50%	-37.50%
632.385	-45.01%	N/A	N/A	N/A	N/A	N/A	-37.51%
575.000	-50.00%	N/A	N/A	N/A	N/A	N/A	-42.50%
460.000	-60.00%	N/A	N/A	N/A	N/A	N/A	-52.50%
345.000	-70.00%	N/A	N/A	N/A	N/A	N/A	-62.50%
230.000	-80.00%	N/A	N/A	N/A	N/A	N/A	-72.50%
115.000	-90.00%	N/A	N/A	N/A	N/A	N/A	-82.50%
0.000	-100.00%	N/A	N/A	N/A	N/A	N/A	-92.50%

(1) A Trigger Event occurs if the closing level or closing price, as applicable, of any Underlying is less than its Initial Value by more than 45.00% on any day during the Monitoring Period.

The following examples illustrate how a total payment set forth in the table above is calculated.

Example 1: The level of the Least Performing Underlying increases from the Initial Value of 1,150.000 to a closing level of 1,161.500 on the first Determination Date. Because the closing level of each Underlying on the first Determination Date is greater than the applicable Initial Value, the notes are automatically redeemed, and the investor receives total payments of $1,015.00 per $1,000 principal amount note, consisting of interest payments of $15.00 per $1,000 principal amount note and a payment upon automatic redemption of $1,000 per $1,000 principal amount note.

Example 2: The level of the Least Performing Underlying decreases from the Initial Value of 1,150.000 to a closing level of 1,092.500 on the first Determination Date, 1,063.750 on the second Determination Date and 1,035.000 on the third Determination Date and increases from the Initial Value of 1,150.000 to a closing level of 1,207.500 on the last Determination Date. Although the level of the Least Performing Underlying on each of the first three Determination Dates (1,092.500, 1,063.750 and 1,035.000) is less than the Initial Value of 1,150.000, because the closing level of each Underlying on the final Determination Date is greater than the applicable Initial Value, the notes are automatically

JPMorgan Structured Investments —	PS-9
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

redeemed, and the investor receives total payments of $1,060.00 per $1,000 principal amount note, consisting of interest payments of $60.00 per $1,000 principal amount note and a payment upon automatic redemption of $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically redeemed prior to maturity and the level of the Least Performing Underlying increases from the Initial Value of 1,150.000 to a Final Value of 1,207.500. Because the notes have not been automatically redeemed prior to maturity and the Final Value of the Least Performing Underlying of 1,207.500 is greater than its Initial Value of 1,150.000, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,075.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75.00 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically redeemed prior to maturity, a Trigger Event has not occurred and the level of the Least Performing Underlying decreases from the Initial Value of 1,150.000 to a Final Value of 920.000. Even though the Final Value of the Least Performing Underlying of 920.000 is less than its Initial Value of 1,150.000, because the notes have not been automatically redeemed prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,075.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75.00 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically redeemed prior to maturity, a Trigger Event has occurred and the level of the Least Performing Underlying decreases from the Initial Value of 1,150.000 to a Final Value of 575.000. Because the notes have not been automatically redeemed prior to maturity, a Trigger Event has occurred and the Final Value of the Least Performing Underlying of 575.000 is less than its Initial Value of 1,150.000, the investor receives total payments of $575.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $75.00 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -50%)] + $75.00 = $575.00

Example 6: The notes have not been automatically redeemed prior to maturity, a Trigger Event has occurred and the level of the Least Performing Underlying decreases from the Initial Value of 1,150.000 to a Final Value of 0. Because the notes have not been automatically redeemed prior to maturity, a Trigger Event has occurred and the Final Value of the Least Performing Underlying of 0 is less than its Initial Value of 1,150.000, the investor receives total payments of $75.00 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $75.00 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $75.00 = $75.00

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until they are redeemed. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-10
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index from January 8, 2010 through January 16, 2015. The closing price of the iShares® MSCI Emerging Markets ETF on January 21, 2015 was $40.30. The closing price of the Energy Select Sector SPDR® Fund on January 21, 2015 was $76.85. The closing level of the Russell 2000® Index on January 21, 2015 was 1,166.251.

We obtained the various closing levels and closing prices of the Underlyings below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. Although Russell publishes the official closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of any Underlying on any Determination Date, the Final Determination Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Funds or the equity securities held by the Funds will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Funds or the equity securities held by the Funds.

Historical Performance of the Energy Select Sector SPDR®
Price ($)
120
100
80
60
40
20
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

JPMorgan Structured Investments —	PS-11
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Redemption, Assuming a Range of Performance for the Least Performing Underlying?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 7, 2014, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 7, 2014.

JPMorgan Structured Investments —	PS-12
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Appendix A

The Energy Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Energy Select Sector SPDR® Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Energy Select Sector SPDR® Fund is an investment portfolio managed by SSgA FM, the investment adviser to the Energy Select Sector SPDR® Fund. The Energy Select Sector SPDR® Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Energy Select Sector SPDR® Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Energy Select Sector SPDR® Fund, please see the Energy Select Sector SPDR® Fund’s prospectus. In addition, information about the Select Sector Trust, SSgA FM and the Energy Select Sector SPDR® Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Energy Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. For more information about the Energy Select Sector Index, please see “ — The Energy Select Sector Index” below.

Investment Strategy — Replication

The Energy Select Sector SPDR® Fund employs a replication strategy in seeking to track the performance of the Energy Select Sector Index. This means that the Energy Select Sector SPDR® Fund typically invests in substantially all of the securities represented in the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index. SSgA FM may sell securities that are represented in the Energy Select Sector Index, or purchase securities that are not yet represented in the Energy Select Sector Index, in anticipation of their removal from or addition to the Energy Select Sector Index. Further, SSgA FM may choose to overweight securities in the Energy Select Sector Index, purchase or sell securities not in the Energy Select Sector Index or utilize various combinations of other available techniques, in seeking to track the Energy Select Sector Index.

Under normal market conditions, the Energy Select Sector SPDR® Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the Energy Select Sector Index. In addition, the Energy Select Sector SPDR® Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Energy Select Sector SPDR® Fund in seeking performance that corresponds to the Energy Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Energy Select Sector Index to be reflected in the portfolio composition of the Energy Select Sector SPDR® Fund. The Board of Trustees of the Select Sector Trust may change the Energy Select Sector SPDR® Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM intends to employ a sampling strategy in managing the Energy Select Sector SPDR® Fund. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the Energy Select Sector Index, outside of the index and derivatives, that have a similar investment profile as the Energy Select Sector Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

JPMorgan Structured Investments —	PS-13
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Correlation

The Energy Select Sector Index is a theoretical financial calculation, while the Energy Select Sector SPDR® Fund is an actual investment portfolio. The performance of the Energy Select Sector SPDR® Fund’s return may not match or achieve a high degree of correlation with the return of the Energy Select Sector Index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of January 6, 2015 the Energy Select Sector SPDR® Fund included 45 companies. The Energy Select Sector SPDR® Fund’s three largest holdings are Exxon Mobil Corporation, Chevron Corporation and Schlumberger NV. The following table summarizes the Energy Select Sector SPDR® Fund’s holdings in individual companies as of that date.

Top Holdings in Individual Securities as of January 6, 2015

Name	Weight
1. Exxon Mobil Corporation	17.02%
2. Chevron Corporation	13.83%
3. Schlumberger NV	7.28%
4. Kinder Morgan Inc. Class P	4.59%
5. ConocoPhillips	3.80%
6. EOG Resources Inc.	3.73%
7. Occidental Petroleum Corporation	3.46%
8. Pioneer Natural Resources Company	3.12%
9. Anadarko Petroleum Corporation	2.94%
10. Williams Companies Inc.	2.69%

The information above was compiled from the Select Sector Trust website, without independent verification. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Energy Select Sector Index

We have derived all information contained in this pricing supplement regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in their components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC or BofA Merrill Lynch Research, as index compilation agent (the “Index Compilation Agent”).

In July 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, formed a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the Select Sector Indices.

The constituents included in the Select Sector Indices are selected by the Index Compilation Agent in consultation with S&P Dow Jones Indices LLC from the universe of companies represented by the S&P 500® Index. The composition and weighting of the components included in the Select Sector Indices can be expected to differ from the composition and weighting of components included in any similar S&P 500® sector index that is published and disseminated by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC acts as the index calculation agent in connection with the calculation and dissemination of the Select Sector Indices. S&P Dow Jones Indices LLC’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P Dow Jones Indices LLC without regard to the Index Compilation Agent.

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. Companies in the Energy Select Sector Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Energy Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.”

JPMorgan Structured Investments —	PS-14
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index

Construction and Maintenance

The Select Sector Indices are developed, maintained and calculated in accordance with the following criteria:

•	Each of the component stocks in the Select Sector Indices (the “Component Stocks”) is a constituent company of the S&P 500® Index.
•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.
•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P Dow Jones Indices LLC, assigns a particular company’s stock to a Select Sector Index based on that company’s classification under the Global Industry Classification Standard (GICS).
•	The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. See “Equity Index Descriptions — The S&P 500® Index” in underlying supplement no. 1a-I. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.
•	The Select Sector Indices are calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:
1.	The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.
2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.
3.	The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.
4.	If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.
5.	All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.
6.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
7.	The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
8.	If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.
9.	This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.
10.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

JPMorgan Structured Investments —	PS-15
Auto Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the Energy Select Sector SPDR® Fund and the Russell 2000® Index